EXHIBIT 10.14

September 7, 2012

Mr. William H. Wells
12602 Blanco Terrace Lane
Houston, TX 77041

Dear Bill:

You have elected to retire from Rowan Companies plc (“Rowan”) and its subsidiaries and affiliates which are directly or indirectly controlled by Rowan (collectively, the “Company”), effective as of the close of business on September 7, 2012 (the “Retirement Date”). During your employment, (i) the Company provided you with access to confidential information of the Company and specialized knowledge concerning the business in which the Company was engaged; (ii) you were one of a limited number of persons that were primarily responsible for the conduct, management, operation, and development of the Company business; and (iii) you occupied a position of trust and confidence with the Company, and were familiar with the Company’s customers, suppliers and employees.  As a valued and key officer, you were selected to participate in various incentive programs designed to enhance and protect the Company’s business and goodwill to the benefit of the Company and its shareholders. You accepted these opportunities to acquire stock and other performance based incentives acknowledging your commitment as a key employee to create and protect business opportunities and goodwill in the interest of the Company and its other shareholders.  In connection with your retirement, in order to protect and preserve the goodwill developed by the Company through these incentive plans, and in consideration of your continuing protection of such goodwill, and the other agreements and valuable services to the Company as provided herein, you and Rowan have agreed to the terms and conditions as contained in this letter agreement (the “Agreement”).

1. Retirement.  You affirm, and effective as of the Retirement Date, you agree that you retire unequivocally, completely and finally from your employment, and you resign all positions, titles, responsibilities and authority as a director, officer or employee of the Company. You acknowledge that you have no authority to act on the Company’s behalf from and after the Retirement Date. You agree to return all Company property in your possession to Rowan promptly after your Retirement Date.

2. Confidentiality.  You acknowledge and agree, for yourself and for your heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives, that you will (and will use your best efforts to cause such affiliates to) continue to hold in a fiduciary capacity for the benefit of the Company all trade secrets, and information, knowledge or data relating to the Company or its business and treated as confidential by the Company including information received by you from customers, suppliers or other third parties in connection with your employment unless such information has become public knowledge (other than by your acts or the acts of your affiliates in violation of this Agreement) (hereinafter being collectively referred to as “Confidential Information”).  You agree to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, flash drives or in any other manner, to Rowan as soon as practicable and in no event later than your Retirement Date. You agree that you shall not, without the prior written consent of Rowan or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company.  In the event that you may be required by law or legal process to communicate or divulge any Confidential Information, you agree to so notify the General Counsel of Rowan and to exercise your commercially reasonable best efforts to assure that confidential treatment will be accorded to such of the Confidential Information which Rowan so designates, and you shall then disclose only that portion of the Confidential Information that is legally required to be disclosed.  In connection with any such proceedings with respect to Confidential Information, you will be entitled to payment of legal fees and expenses as provided in Section 8.

3. Employee Benefits.  In connection with your retirement, your employee benefits will be handled as follows:

a.	You will be paid for all accrued but unused vacation and sick days through your Retirement Date on or before October 15, 2012;

b.
You may continue your medical, dental and vision benefits as provided in the Consolidated omnibus Budget Reconciliation Act, commonly known as COBRA, provided that you pay the applicable premiums for such coverage when due; and

c.
Your vested benefits in the Rowan Companies, Inc. Savings and Investment Plan, the Rowan Pension Plan, and the Restoration Plan of Rowan Companies, Inc. (collectively the “Retirement Plans”) will be maintained according to the terms and conditions of such Retirement Plans subject to such elections as you may make under the Retirement Plans but otherwise your participation in the Retirement Plans including service and benefit accrual will cease as of the Retirement Date;

d.
Your participation in all other employee benefits including Basic and Voluntary Life Insurance, Basic and Voluntary Accidental Death and Dismemberment (AD&D) insurance, and Short and Long Term Disability coverage will cease as of the Retirement Date unless you exercise any rights of conversion which are your responsibility to complete.

4. Incentive Plan.  As a valued and key officer and employee participating in the Company’s various long-term incentive plans (as applicable, the “Incentive Plan”), provided you continue to be employed to the Retirement Date and sign and do not revoke this Agreement, Rowan agrees as follows:

a.	30,499 shares of restricted stock previously awarded but unvested in grants of March 5, 2010, February 25, 2011 and March 7, 2012 shall vest effective upon the Retirement Date;

b.
To extend effective upon your retirement the exercise period of your vested options awarded in grants of July 21, 2004, May 17, 2005 and April 28, 2006 shall remain exercisable until their original expiration date, being July 21, 2014, May 17, 2015 and April 28, 2016, respectively, unless otherwise earlier terminated after the Retirement Date in accordance with the terms of the original grant notice;

c.	39,936 stock appreciation rights (“SARs”) previously awarded but unvested in grants of March 5, 2010, February 25, 2011 and March 7, 2012 shall vest effective upon the Retirement Date;

d.
your vested SARs awarded in grants of May 5, 2009, March 5, 2010, February 25, 2011 and March 7, 2012 shall remain exercisable until five (5) years following the Retirement Date, unless otherwise earlier terminated after the Retirement Date in accordance with the terms of the original grant notice; and

e.
Provided that you comply with the restrictions designed to preserve and protect Company goodwill as set forth in Section 5 below, to vest effective upon the Retirement Date 2,475 performance units (“PUs”) awarded in a grant of March 7, 2012 and to pay you such payout amounts, if any, determinable as of December 31, 2012, December 31, 2013, and December 31, 2014, before March 15 of the following year respectively. You agree that in the event that you do not comply with the restrictions in Section 5, you shall forfeit and Rowan shall have no further obligation to pay you any unpaid payout amount provided in Section 4e.

Except as expressly provided in this Section 4, all rights, title and interest you may have in any restricted stock, options, stock appreciation rights, performance units or other Awards, as such term is defined, are subject to the terms and conditions of the applicable Incentive Plan, and the terms and conditions of any grant, notice, agreement or award with respect to such Awards which shall remain in full force and effect.

5. Protection and Preservation of Goodwill. For the period ending on March 7, 2015 (the third anniversary of the grant date of the PUs), you agree

a.
You will not, directly or indirectly, for your benefit or for the benefit of any other person, firm or entity, solicit the employment or services of, or hire, any person who was employed by the Company upon your Retirement Date, or within six months prior thereto; provided however, this prohibition shall not apply to any person hired by a firm or entity with which you are associated that was hired without your knowledge or input.

b.
You will not carry on or engage in duties substantially similar to the duties you performed for the Company in the twelve months preceding the Retirement Date(as a director, employee, consultant or otherwise)  for any offshore drilling business including without limitation, Atwood Oceanics, Diamond Offshore Drilling, Inc., Ensco plc, Hercules Offshore, Noble Corp, Seadrill Ltd. or Transocean Ltd.;

c.
You will not solicit (or assist another in soliciting) any of the Company’s customers or prospective customers as of the Retirement Date for the purpose of inducing, or attempting to induce, such customer or prospective customer not to do business or reduce its business with the Company; and

d.
You will not (i) encourage (or assist another in encouraging) any employee, contractor, consultant, supplier, or vendor of the Company to terminate or lessen its relationship with the Company, or (ii) on behalf of another offshore drilling business engage, employ, or solicit or contact for employment or engagement (or assist another in such activity) any employee, contractor or consultant of the Company.

6. Value and Reasonableness.  You agree that the Company’s substantial investments in its business interests, goodwill, and Confidential Information are worthy of protection, and that the Company’s need for the protection afforded herein is greater than any hardship you may experience by complying with its terms.  You further agree that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Confidential Information, goodwill and other legitimate business interests of the Company.

7. Non-Disparagement.  Except as may be required by a court of competent jurisdiction or a governmental agency acting within its authority, you agree for yourself and for your heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives, that you will not (and will use your best efforts to cause such affiliates to not) at any time engage in any form of conduct, or make any statements written or verbal or cause or encourage others to make any statements, written or verbal, or representations, including comments on any internet site, “message board” or “chatroom”, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, or any of its agents, officers, directors, employees and/or stockholders.

8. Cooperation.  You agree to assist and cooperate with the Company in the completion of business matters related to your prior employment including without limit litigation matters as may be reasonably requested by Rowan’s General Counsel.  In providing such cooperation, you may be provided Confidential Information which shall be subject to the obligations in Section 2.  Rowan and you agree to work out reasonable accommodations for the provision of such litigation assistance so that it does not unreasonably interfere with any of your personal affairs, business endeavors or future employment.  No such services shall be requested of you except by Rowan’s General Counsel.  Rowan shall advance and pay your reasonable legal fees (and related legal expenses) incurred in connection with any such event.  Any such payment shall be due upon receipt by Rowan of your written request for payment, accompanied by such evidence of the legal fees and expenses incurred by you as Rowan reasonably may require.  Any such payment shall be made on the last business day of the calendar month following the calendar month in which the payment becomes due; provided, however, that any such payment shall be made not later than the close of the calendar year following the calendar year in which the legal fees and expenses are incurred by you.  You will obtain the consent of the General Counsel of Rowan to your selection of legal counsel for this purpose, which consent shall not be unreasonably withheld.

9. Legal Fees and Expenses.  In any action arising out of this Agreement, the prevailing party shall be entitled to his or its costs of action, including but not limited to reasonable attorneys’ fees and the fees of experts.

10. Clawback.  In the event it is discovered after the Retirement Date that you committed fraud or engaged in intentional misconduct that would have required disclosure under federal securities laws during the time period from January 1, 2008 through the Retirement Date (the “applicable period”), all payments to you shall cease immediately and you shall reimburse the Company for (i) any bonus and other incentive-based or equity-based compensation received by you from the Company during the applicable period, and (ii) any profits realized from the sale of shares of the Company issued upon the exercise of stock options or stock appreciation rights or the vesting of restricted shares or performance units during the applicable period.

11. Personal Services Agreement.  This Agreement is personal to you and you may not assign or transfer any part of your rights or duties hereunder, or any amounts due to you hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributes, devises, legatees or beneficiaries to the extent applicable.

12. Waiver and Release.  In consideration of Rowan’s agreement to provide the payments and other items described in this Agreement, you hereby release and forever discharge the Company, and its officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries, and any and all other persons, firms, organizations and corporations, from any and all damages, losses, causes of action, expenses, costs (including attorneys fees), demands, liabilities and claims on behalf of yourself, your heirs, executors, administrators and assigns, of any kind or nature whatsoever, known or unknown, suspected or unsuspected, contingent or matured (“Claims”), which you at any time heretofore had or claimed to have or which you at any time hereafter may have or claim to have, whether arising out of tort, strict liability, misrepresentation, violation of any regulation or law, or any cause whatsoever, including, without limitation, Claims based on Texas common law, Claims based on the Age Discrimination in Employment Act or any other federal or state discrimination statutes, or any and all Claims in any manner related to your employment with and/or retirement from the Company, and including, without limitation Claims caused by or attributable to the sole, partial, and/or comparative negligence, fault or strict liability of the Company.  Further, by accepting the payments described in this Agreement, you agree not to sue the Company or the related persons and entities described above with respect to any matters released hereunder.

Notwithstanding the foregoing release and discharge, you shall retain all rights to (i) indemnity, contribution, and directors and officers and other liability coverage that you may have under any statute, the governing documents of Rowan or by any other agreement, including the Deed of Indemnity by and between Rowan and you dated May 4, 2012 and as in effect on the Retirement Date; (ii) bring a lawsuit to enforce the Rowan’s obligations under this Agreement; (iii) file a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body (but you expressly waive any right to collect any damages or other personal recovery in such a proceeding), or (iv) file any Claims that are not permitted to be waived or released under the Fair Labor Standards Act or under the express provisions of any other applicable law.

You shall have 21 days to decide whether to sign this Agreement.  After you have signed this Agreement, you may revoke the Agreement within seven days after you have signed it by delivering a written notification to me.  You have notified Rowan that you have consulted an attorney about the meaning and contents of this Agreement, including the release contained herein.  You acknowledge that you have read this Agreement, have had an opportunity to ask questions and have it explained to you and that you understand that the Agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation, employment discrimination  and any other claims arising prior to the date of the Agreement.

13. Modification or Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and such director or officer as may be specifically designated by the Board.  Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

14. Notice.  All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

If to Rowan, to:

Rowan Companies plc
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056
Attention:  Executive Vice President – Legal

If to you, to:

Mr. Bill Wells
12602 Blanco Terrace Lane
Houston, TX 77041

15. Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. General Provisions.  This Agreement shall be governed by and interpreted under the laws of the State of Texas applicable to contracts entered into and performed solely in the State of Texas.  Rowan and you agree that all disputes concerning this Agreement shall be arbitrated in Houston, Texas pursuant to the American Arbitration Association’s National Rules for the Resolution of Employment Disputes.  The award of the arbitrator shall be final and binding and shall be enforceable in a court of competent jurisdiction.

17. Taxes.  The Company reserves the right to withhold any required taxes from any amounts payable under this Agreement.

18. Special Note Regarding Internal Revenue Code Section 409A.  Notwithstanding any provision of this Agreement, if the payment of any amounts or benefits under this Agreement or any plan of deferred compensation would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because the timing of such payment is not delayed as provided in Code Section 409A(a)(2)(B), then any such payments that you would otherwise be entitled to during the first six months following your Retirement Date shall not be paid within such period but shall instead be accumulated and paid in a lump-sum, with interest credited at the Applicable Federal Rate as in effect on your Retirement Date, on the date that is six months and one day after your Retirement Date (or if such payment date does not fall on a business day of Rowan, the next following business day of Rowan), or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes and interest.  It is the intent of Rowan and you that the provisions of this Agreement comply with Code Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A and any terms (defined or otherwise) shall use the definition of such terms contained in Code Section 409A to the extent applicable.  In addition, “Retirement Date” shall have the meaning of “Separation from Service” as defined in Code Section 409A.

Each payment or benefit provided under this Plan, including each payment under Section 4 shall be considered a separate payment for purposes of Code Section 409A.

All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, (i) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits provided under Item A.4 below, during your taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) except as otherwise provided in this Agreement, the reimbursement of an eligible expense shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

Neither you nor any of your creditors shall have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

[Signature Page to Follow.]

Very truly yours,

  /s/ Melanie M. Trent
Melanie M. Trent
Senior Vice President, Chief AdministrativeOfficer and Company Secretary

AGREED TO, ACCEPTED, and EFFECTIVE
 This 4th day of September 2012

  /s/ William H. Wells
William H. Wells